Exhibit 99

*PRESS RELEASE*

Contacts:

Gary L. Clay, Chairman of the Board

Mark K. Schumm, President and Chief Executive Officer

(419) 238-9662

VWF Bancorp, Inc. Announces Expected Closing Date of Initial Public Offering

Van Wert, OH; July 7, 2022 – VWF Bancorp, Inc. (the “Company”), the proposed holding company for Van Wert Federal Savings Bank (the “Bank”), announced today that all regulatory approvals have been received to complete the Bank’s conversion from the mutual form of organization to the stock form of organization and the Company’s related stock offering. The Bank’s members approved the transaction at a Special Meeting of Members held on June 28, 2022.

The transaction is expected to close following the close of business on July 13, 2022. The Company’s common stock is expected to be quoted on the OTCQB Market operated by the OTC Markets Group beginning on July 14, 2022.

The Company plans to sell 1,922,924 shares of common stock, which includes 153,834 shares to be sold to the Bank’s Employee Stock Ownership Plan, for gross offering proceeds (before deducting offering expenses) of approximately $19.2 million based on the offering price of $10.00 per share. The Company expects to have 1,922,924 shares of common stock issued and outstanding upon the closing of the transaction.

Because the stock offering was not oversubscribed, all valid stock orders are expected to be filled according to the purchase limitations disclosed in the Company’s Prospectus dated May 13, 2022. Subscribers wishing to confirm their orders may do so by contacting the Stock Information Center at (312) 521-1600. The Stock Information Center is open between 10:00 a.m. and 5:00 p.m., Eastern Time, Monday through Friday, except on bank holidays.

The Company’s transfer agent, Pacific Stock Transfer Company, plans to mail Direct Registration System (“DRS”) Book-Entry statements for the shares purchased in the stock offering, and interest checks, on or about July 15, 2022.

Luse Gorman, PC is acting as legal counsel to the Company and the Bank. Performance Trust Capital Partners, LLC has acted as marketing agent for the Company in connection with the stock offering, and Hogan Lovells US LLP is acting as legal counsel to Performance Trust Capital Partners, LLC.

Legal Disclosures

The shares of common stock are not savings accounts or savings deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Disclosures Concerning Forward Looking Statements

This press release contains certain forward-looking statements about the conversion and stock offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or words of similar import. Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in closing the conversion and stock offering; possible unforeseen delays in delivering DRS Book-Entry statements or interest checks; and/or delays in the start of trading due to market disruptions or otherwise.